Exhibit 99.3

Dollar General Corporation Promotes Kelly Dilts to Executive Vice President and Chief Financial Officer

GOODLETTSVILLE, Tenn.- -(BUSINESS WIRE) - -April 20, 2023 - - Dollar General Corporation (NYSE: DG) today announced the promotion of Kelly Dilts to Executive Vice President and Chief Financial Officer effective May 1, 2023. The Company’s current President and Chief Financial Officer John Garratt will retain his role as President until his planned retirement on June 2, 2023.

Since joining Dollar General in July 2019, Dilts has served as Senior Vice President, Finance with responsibility for financial planning and analysis; procurement; margin planning and analytics; decision science and analytics; and investor relations.

“I’m confident in Kelly’s ability to lead Dollar General as CFO based on her meaningful leadership and contributions since joining our team in 2019,” said Jeff Owen, Dollar General’s Chief Executive Officer. “Kelly steps into the role after several years of strategic succession development with John and additional senior leaders across the business. I am confident she will not only thrive as CFO, but continue to elevate our finance team.”

Dilts has 30 years of experience in retail financial and strategic planning, operational finance and controllership. Before joining Dollar General, she served as Executive Vice President and Chief Financial Officer at Francesca’s Holdings Corporation, as well as roles of increasing responsibility at Tailored Brands Inc. including Chief Accounting Officer and Senior Vice President, Finance and Investor Relations. Dilts earned a bachelor’s degree in finance from the University of Texas at Austin.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of March 3, 2023, the company’s 19,147 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever. Learn more at DollarGeneral.com.

Contacts

Media Hotline: 1-877-944-DGPR (3477)

dgpr@dollargeneral.com

Source: Dollar General Corporation